                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              GOODMARK FOODS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           [GOODMARK FOODS, INC. LOGO]


                            6131 FALLS OF NEUSE ROAD
                          RALEIGH, NORTH CAROLINA 27609


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               September 25, 1997

         You are cordially invited to attend the Annual Meeting of Shareholders of GoodMark Foods, Inc. (the "Company") which will be held on Thursday, September 25, 1997, at 2:00 p.m., local time, at the North Carolina Museum of Art, 2110 Blue Ridge Road, Raleigh, North Carolina, for the following purposes:

         (1) To elect a Board of Directors of the Company for the ensuing year;

         (2) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for the fiscal year ending May 31, 1998; and

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on August 4, 1997, are entitled to notice of and to vote at the Annual Meeting and any and all adjournments thereof.

         IT IS DESIRABLE THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.


                                         By Order of the Board of Directors
                                         Alvin C. Blalock
                                         Secretary

Raleigh, North Carolina
August 18, 1997

                              GOODMARK FOODS, INC.

                            6131 Falls of Neuse Road
                          Raleigh, North Carolina 27609

                                 PROXY STATEMENT

          Annual Meeting of Shareholders to be held September 25, 1997


                         SOLICITATION AND VOTING RIGHTS

         This Proxy Statement, the accompanying proxy card and the Annual Report are being furnished to shareholders on or about August 18, 1997, by the Board of Directors of GoodMark Foods, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the North Carolina Museum of Art, 2110 Blue Ridge Road, Raleigh, North Carolina, on September 25, 1997, at 2:00 p.m., local time, and at all adjournments thereof. All expenses incurred in connection with this solicitation, including postage, printing, handling, and the actual expenses incurred by custodians, nominees, and fiduciaries in forwarding proxy material to beneficial owners, will be paid by the Company. In addition to solicitation by mail, certain officers, directors, and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. In addition, the Company has retained Corporate Communications, Inc. to provide certain services in connection with proxy solicitations. The cost of such services is not expected to exceed $2,500 and will be paid by the Company.

         The principal purposes of the meeting are to: (1) elect seven nominees to the Board of Directors; (2) ratify the action of the Board of Directors pursuant to the recommendation of the Audit Committee in appointing Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for the fiscal year ending May 31, 1998; and (3) transact such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors knows of no other matters other than those stated above to be brought before the meeting or any adjournment thereof. The proxyholders named on the enclosed proxy card may vote in accordance with the instructions of the Board of Directors or in the absence thereof, in accordance with their discretion, on any other matter properly presented for action of which the Board of Directors is not now aware.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by filing with the Secretary of the Company written notice of revocation, provided such notice is actually received prior to the vote of shareholders, duly executing a subsequent proxy and filing it with the Secretary of the Company before the vote of shareholders or attending the Annual Meeting and voting in person. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying "Notice of Annual Meeting of Shareholders."

         The Board of Directors has fixed the close of business on August 4, 1997, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments thereof. As of the close of business on August 4, 1997, the Company had outstanding 7,225,635 shares of Common Stock. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

                    SHARE OWNERSHIP OF MANAGEMENT AND OTHERS

         The following table sets forth certain information, as of May 25, 1997, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each Director and nominee for Director, each executive officer named in the Summary Compensation Table herein and all Directors and executive officers as a group. Except as set forth in the footnotes, each of the shareholders identified below has sole voting and investment power over the shares beneficially owned by such person. The address of the following individuals is the same as the Company's address.



         Name                                     Shares Beneficially Owned            Percent of Class
         ----                                     -------------------------            ----------------
Ron E. Doggett(1)                                          2,345,548                        31.1%
Richard C. Miller(2)                                         271,719                         3.6%
Donald H. Grubb(3)                                             9,277                          *
Thomas W. D'Alonzo(4)                                         10,784                          *
Rollie Tillman, Jr.                                            1,083                          *
Robert B. Seidensticker(5)                                     3,171                          *
Eric J. Lomas                                                  2,000                          *
Alvin C. Blalock(6)                                          140,263                         1.9%
Paul L. Brunswick(7)                                          65,960                          *
Richard E. Kennedy(8)                                         32,147                          *
All Directors and executive
officers as a group (10
persons)(9)                                                2,881,952                        36.3%

*Less than one percent



(1) Includes 286,100 shares owned by Mr. Doggett's wife. Mr. Doggett disclaims beneficial ownership of all shares owned by his wife. Includes 314,300 shares which Mr. Doggett has the right to acquire through the exercise of non-qualified stock options within the next 60 days. Includes 18,725 shares invested in the GoodMark Foods, Inc. Investment and Savings Plan.

(2) Includes 232,450 shares which Mr. Miller has the right to acquire through the exercise of non-qualified stock options within the next 60 days, 13,255 shares owned jointly with Mr. Miller's wife, and 12,376 shares owned by Mr. Miller's wife. Mr. Miller disclaims beneficial ownership of all shares owned by his wife. Includes 9,487 shares invested in the GoodMark Foods, Inc. Investment and Savings Plan.

(3) Includes 2,063 shares owned by Mr. Grubb's wife. Mr. Grubb disclaims beneficial ownership of all shares owned by his wife.

(4) Includes 1,600 shares owned jointly with Mr. D'Alonzo's wife and 2,900 shares owned by Mr. D'Alonzo's children. Mr. D'Alonzo disclaims beneficial ownership of all shares owned by his children.

(5) Includes 1,000 shares owned by Mr. Seidensticker's wife. Mr. Seidensticker disclaims beneficial ownership of all shares owned by his wife.

(6) Includes 19,674 shares owned by Mr. Blalock's wife. Mr. Blalock disclaims beneficial ownership of all shares owned by his wife. Includes 112,900 shares which Mr. Blalock has the right to acquire through the exercise of non-qualified stock options within the next 60 days. Includes 5,689 shares invested in the GoodMark Foods, Inc. Investment and Savings Plan.

(7) Includes 38,570 shares which Mr. Brunswick has the right to acquire through the exercise of non-qualified stock options within the next 60 days. Includes 3,093 shares invested in the GoodMark Foods, Inc. Investment and Savings Plan.

(8) Includes 22,600 shares which Mr. Kennedy has the right to acquire through the exercise of non-qualified stock options within the next 60 days. Includes 3,862 shares invested in the GoodMark Foods, Inc. Investment and Savings Plan.

(9) Includes 720,820 shares subject to presently exercisable stock options owned by the individual executive officers.

         In addition, the following table sets forth certain information as of May 25, 1997, regarding shares of Common Stock of the Company known to be beneficially owned by persons with more than five percent of the Company's Common Stock (except as set forth in the table above relating to the Company's Directors and executive officers).

                 Name and Address of                        Shares Beneficially         Percent of
                  Beneficial Owner                                 Owned                   Class
                  ----------------                                 -----                   -----
     Schwerin Boyle Capital                                       704,500                    9.8%
     1391 Main Street
     Springfield, MA 01103

     State of Wisconsin Investment Board                          687,600                    9.5%
     121 East Wilson Street
     Madison, WI 53707

     Reich & Tang                                                 658,100                    9.1%
     600 5th Ave. 8th Floor
     New York, NY 10020

     Harris Associates                                            497,000                    6.9%
     2 N. LaSalle
     Chicago, IL 60602

     Estate of H. Hawkins Bradley                                 406,200                    5.6%
     3201 Kenly Court
     Raleigh, North Carolina 27607


                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Board of Directors has established the number constituting the Board of Directors for the ensuing year to be seven. The nominees for election to the office of Director are named and certain other information is provided in the following table:

                                                                                                     First Year
         Name                                        Position With Company              Age       Elected Director
         ----                                        ---------------------              ---       ----------------
Ron E. Doggett (1)                         Chairman of the Board, Chief Executive       62              1982
                                           Officer, and Director
Richard C. Miller                          President, Chief Operating Officer, and      58              1989
                                           Director
Donald H. Grubb (1)(2)(3)                  Director                                     72              1985
Thomas W. D'Alonzo (1)(2)(3)               Director                                     53              1991
Rollie Tillman, Jr. (1)(2)(3)              Director                                     64              1991
Robert B. Seidensticker (1)(2)(3)          Director                                     67              1995
Eric J. Lomas (1)                          Director                                     50              1995


(1)      Member of the Executive Committee of the Board.

(2)      Member of the Human Resources Committee of the Board.

(3)      Member of the Audit Committee of the Board.

         Ron E. Doggett has been a Director of the Company since the Company's organization in 1982, Chief Financial Officer from 1982 until 1985, President from 1983 until 1989, Chief Executive Officer since June 1, 1985, and Chairman of the Board since June 1, 1987. He served as Chief Operating Officer from 1983 until June 1, 1985, and as Executive Vice President from 1982 until 1983. From 1967 until 1982, he held various management positions with the GoodMark Foods Division of General Mills. Mr. Doggett currently serves on the Board of Directors of Exide Electronics Group, Inc., a publicly-owned company.

         Richard C. Miller has been President and Chief Operating Officer of the Company since April 1989 and a Director of the Company since September 1989. He was President of Sun-Diamond Growers of California from 1988 until March 1989 and served as Senior Vice President-Business Management/Marketing with Sun-Diamond from 1986 until 1988. Prior to that time, he was President and CEO of S.B. Thomas, a division of CPC International, Inc. from 1984 to 1986. He served in various other management positions with CPC International, Inc. or its affiliates from 1967 to 1984 and with Procter & Gamble from 1962 to 1967.

         Donald H. Grubb is President of GEDON Enterprises, a management consulting firm. He held various management positions with Westvaco Corporation and was President and Chief Executive Officer of Huyck Corporation, a supplier to the paper industry. He became President and CEO of Huyck Corporation in 1973 and served in that position until his retirement in 1980. Mr. Grubb served on the Board of Directors of several American subsidiaries of Morgan Crucible Co. PLC, a public company whose shares are traded on the London Stock Exchange until his retirement from those positions in 1995. He has been a Director of the Company since September 1985.

         Thomas W. D'Alonzo has served as President, Chief Operating Officer and Director of Pharmaceutical Product Development, Inc., a publicly-owned contract research organization, since November 1996. He was President and Chief Executive Officer of GenVec, Inc., a privately-owned gene therapy research company, from October 1993 until November 1996. He was Group Vice President and served on the Board of Directors of Glaxo Inc. from 1983 until June 30, 1993. Prior to that time, Mr. D'Alonzo held positions with Adria Laboratories, Inc. in Columbus, Ohio and with Hercules, Inc. in Wilmington, Delaware. Mr. D'Alonzo currently serves on the Board of Directors of Amarillo Biosciences Inc., a publicly-owned biotechnology company. He has been a Director of the Company since September 1991.

         Rollie Tillman, Jr. has served as Professor of Business since 1968 and as Chairman of the Board of Trustees of the Frank Hawkins Kenan Institute of Private Enterprise at the University of North Carolina at Chapel Hill since 1990. Prior to these positions, Mr. Tillman served as Director of the Masters of Business Administration Program, of the Corporate Executive Program and as Vice Chancellor of the University of North Carolina at Chapel Hill. Mr. Tillman received his doctorate degree from the Harvard School of Business Administration. He currently serves on the Board of Directors of Renfro, Inc., a privately owned company. He has been a Director of the Company since September 1991.

         Robert B. Seidensticker is President of RBS Associates, a management consulting firm. He was Vice Chairman of Pinkerton Group, Inc. from 1992 until his retirement in 1994. For 10 years prior to 1992 he was President and Chief Executive Officer of Pinkerton Group, Inc. and Chairman of American Candy Company. Prior to that time he was President of Liggett & Myers International Corporation and served in executive capacities with Philip Morris International and The Rothmans Group. He has been a Director of the Company since January 1995.

         Eric J. Lomas is President of The Hill Thompson Group, Ltd., an investment banking firm and has served in that capacity since 1989. For the five years prior to becoming President of The Hill Thompson Group, Ltd., Mr. Lomas was managing director and co-head of investment banking at Gruntal & Co., Incorporated. Before his affiliation with Gruntal & Co., Incorporated, Mr. Lomas worked 10 years with Deloitte & Touche LLP in the international merger and acquisition department. He currently serves on the Board of Directors of Centron, Inc., DIC, Inc. and The Blanchard Family of Mutual Funds and is Chairman of Wilcox & Gibbs, Inc. He also currently serves as Chairman of the Board of Directors of Rexel, Inc., a publicly-owned company.

         All Directors and executive officers hold office until the next annual meeting of shareholders or until their successors are elected and qualified. The Board of Directors has no reason to believe that the persons named above as nominees for Directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or refusal or inability of any nominee to serve, it is the intention of the proxyholders to vote for the election of such other person or persons as the proxyholders determine in their discretion, but in no circumstance will the proxy be voted for more than seven nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees. The Company's bylaws provide that the nominees who receive the highest number of votes will be elected as Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         During the last fiscal year, the Board of Directors met four times. Each Director attended 75% or more of the aggregate of the Board meetings (held during the period for which the Director was in office) and committee meetings of the Board of which the Director was a member.

         The Board has a standing Executive, Human Resources, and Audit Committee. The Executive Committee has the authority to exercise all powers of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee also serves as the nominations committee of the Board. It presently does not have a policy for considering shareholder recommendations for Board nominees and pursuant to the bylaws, no nominations to the Board of Directors may be made from the floor of the annual meeting of shareholders. During fiscal 1997 the Executive Committee met once. The Human Resources Committee reviews and approves compensation of the executive officers and administers the Company's Executive Management Incentive Plan and Non-Qualified Stock Option Plan. The Human Resources Committee met once during fiscal 1997. The Audit Committee is responsible for reviewing the scope and effectiveness of accounting controls and audits by the independent public accountants. The Audit Committee also recommends to the Board the employment of independent auditors. The Audit Committee met one time during the last fiscal year.

                             EXECUTIVE COMPENSATION

         The following tables set forth a summary of compensation of the executive officers of the Company for the fiscal years indicated.

                           SUMMARY COMPENSATION TABLE

                                          Annual Compensation(1)              Long Term Compensation
                                          ----------------------              ----------------------
                                                                                               Securities
              Name and                                                         Restricted      Underlying       All Other
         Principal Position       Year            Salary          Bonus        Stock Award      Options(#)    Compensation(2)
         ------------------       ----            ------          -----        -----------      ----------    ---------------
    Ron E. Doggett                1997           $353,424             $0                              0           $3,211
        Chairman of the Board     1996            353,424              0                         15,000            2,750
        and Chief Executive       1995            336,600        329,900                              0            3,394
        Officer                   1994            323,664        339,800                              0            4,459
                                  1993            311,220        263,000                        106,700            2,343

    Richard C. Miller(3)          1997            234,408              0                              0            3,277
        President and Chief       1996            225,384              0                         10,000            3,008
        Operating Officer         1995            214,656        189,300                              0            3,083
                                  1994            206,400        195,000                              0            3,064
                                  1993            198,432        139,300                         68,050            2,295

     Alvin C. Blalock             1997            128,016              0                              0            2,688
        Vice President and        1996            116,304              0                          5,000            2,211
        Director of               1995            110,760         86,800                              0            1,801
        Manufacturing             1994            106,500         89,500                              0            1,927
                                  1993            102,400         63,900                         35,100            1,680

     Paul L Brunswick(4)          1997            131,016              0                              0            2,709
        Vice President and        1996            119,088              0                          5,000            2,259
        Chief Financial Officer   1995            110,256         86,400                              0            1,943
                                  1994            104,000         87,400                              0            1,988
                                  1993             50,000         26,000        $13,125(5)       38,570              569

    Richard E. Kennedy(6)         1997            119,208              0                              0            2,583
        Vice President and        1996            108,360              0                          5,000            2,074
        Director of Snack Sales   1995            101,280         79,400                              0            1,786
                                  1994             91,536         58,600                          1,000            1,709



(1) Disclosure of perquisites and other personal benefits is not required because such benefits did not equal or exceed the lesser of $50,000 or 10% of any individual's annual salary and bonus shown above.

(2) The 1997 amounts shown represent contributions made by the Company to the officers under the Company's 401(k) Investment and Savings Plan as follows: R. Doggett $3,000; R. Miller $3,066; A. Blalock $2,477; P. Brunswick $2,498; and R. Kennedy $2,372; and the remaining amounts are premiums paid by the Company on term life insurance.

(3) Includes $70,000 in 1995 and 1994 which Mr. Miller has elected to defer pursuant to a non-qualified deferred compensation arrangement.

(4) Mr. Brunswick joined the Company in December 1992, and the amounts for 1993 reflect his compensation for the remainder of the fiscal year ended May 30, 1993.

(5) The amount shown in this column is the value of the restricted shares as of the date of grant. The total number and value of Mr. Brunswick's restricted stock holdings as of the fiscal year ended May 25, 1997, were 400 shares, and $5,250 respectively. The restricted shares vest at a rate of 400 shares per year. Quarterly dividends are paid on the shares of restricted stock.

(6) Mr. Kennedy was appointed an executive officer of the Company on January 10, 1994. The 1994 amounts reflect his compensation in all capacities for the full fiscal year ended May 29, 1994.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                                 Number of Securities
                                                                Underlying Unexercised      Value of Unexercised In-the-Money
                           Shares Acquired       Value            Options at FY-End                 Options at FY-End
      Name                 on Exercise (#)      Realized      Exercisable/Unexercisable        Exercisable/Unexercisable(1)
      ----                 ---------------      --------      -------------------------        ----------------------------
Ron E. Doggett                      0               $0                 314,300/0                        $1,652,763/0
Richard C. Miller              20,000          217,500                 232,450/0                         1,191,144/0
Alvin C. Blalock                2,000           25,625                 112,900/0                           622,413/0
Paul L. Brunswick                   0                0                  38,570/0                           200,661/0
Richard E. Kennedy                  0                0                  22,600/0                            60,088/0


--------------------------------

(1) Based on the fair market value of the Common Stock on May 25, 1997, of $13.125 per share.

         The following table sets forth estimated annual benefits computed on a straight-life basis which would become payable under the Company's Non-Union Employees Pension Plan (including amounts attributable to the Company's Executive Pension Plan for corporate officers) upon retirement to persons in certain specified salary and years of service classifications. These benefits may be reduced by the election of a joint-and-survivor annuity payment for married participants.


                               PENSION PLAN TABLE


                                           Years of Service
                                           ----------------
Remuneration     15               20               25              30               35

$125,000       $22,802          $30,403          $38,004          $45,604         $45,604
 150,000        27,802           37,070           46,337           55,604          55,604
 175,000        32,802           43,736           54,670           65,604          65,604
 200,000        37,802           50,403           63,004           75,604          75,604
 225,000        42,802           57,070           71,337           85,604          85,604
 250,000        47,802           63,736           79,670           95,604          95,604
 300,000        57,802           77,070           96,337          115,604         115,604
 400,000        77,802          103,736          129,670          155,604         155,604
 450,000        87,802          117,070          146,337          175,604         175,604
 500,000        97,802          130,403          163,004          195,604         195,604

         Officers who are employees of the Company and whose compensation is included in the Summary Compensation Table are eligible to participate in the Company's Non-Union Employees Pension Plan. The credited years of service under the plan for each of the individuals named in the Summary Compensation Table are as follows: Mr. Doggett, 35 years; Mr. Miller, 7 years; Mr. Blalock, 25 years; Mr. Brunswick, 4 years; and Mr. Kennedy, 17 years. Upon retirement at age 65 (or otherwise as provided by the plan), a participant in the plan receives (subject to the limitations referred to below) an annual benefit which equals a percentage of the average of the highest 5 consecutive calendar years of basic compensation (base salary plus bonus, excluding overtime pay, or other special compensation of any kind as shown in the Annual Compensation column of the Summary Compensation Table) paid during the 10 calendar years preceding the earlier of actual or normal retirement age. The percentage amount is 25% of the final 5-year average monthly compensation up to the covered compensation level (varies according to year-of-birth and year-of-benefit determination), plus 40% of the final 5-year average monthly compensation above the covered compensation level, with the benefit determined being reduced pro rata for each year of service which is less than 30 years.

         Effective January 1, 1995, the annual retirement benefit payable under the Company's Non-Union Employees Pension Plan is limited by the Internal Revenue Code (the "Code") to $125,000 for the 1997 calendar year and the maximum covered compensation is limited to $160,000 for the 1997 calendar year. For corporate officers covered under the Company's Executive Pension Plan, any excess annual retirement benefit which could not be paid under the Non-Union Employees Pension Plan because of such limitations would be payable under the Executive Pension Plan. The benefit paid, if any, under the Executive Pension Plan is the difference between the Non-Union Employees Pension Plan benefit calculated as described above and the amount that would have been paid under such plan in the absence of dollar limits in the Code.

DIRECTORS' FEES

         All Directors who are not executive officers are paid an annual retainer of $12,000. In addition, each such Director is compensated $800 for attending each meeting of the Board and $400 for attending each committee meeting of the Board. The Directors' fees may be payable in part or in full, at the option of the individual Director, in the Company's Common Stock at the then current market price or in cash. All expenses associated with attending those meetings are reimbursed by the Company. Certain other business relationships with directors are described in "Certain Transactions."

CERTAIN AGREEMENTS

         The Company extended its employment agreement with Mr. Doggett in 1997 which is to remain in effect until August 1, 2002, with the parties having the right to extend the agreement for additional successive periods as the parties may mutually agree. Under the agreement, Mr. Doggett's compensation is subject to such increases as the Board of Directors may determine. In addition, Mr. Doggett is entitled to the use of a Company car and other retirement and disability benefits similar to those available for other executive officers. The agreement provides that the Company may terminate Mr. Doggett's employment at any time. If Mr. Doggett is terminated without cause, the Company is obligated to continue the benefits under the agreement for the remaining period of the agreement. Similarly, in the event Mr. Doggett terminates the agreement for cause, Mr. Doggett is entitled to the above benefits for the remaining period of the agreement.

         The Company has entered into severance compensation agreements ("Severance Compensation Agreements") with the executive officers of the Company named in the Summary Compensation Table, other than Mr. Doggett. The Severance Compensation Agreements each provide that if the executive's employment is terminated within two years after a "change in control" of the Company, the executive will receive an amount equal to the greater of two (2) times the executive's most recent annual compensation, including the amount of his most recent annual bonus at the time of termination, or an amount equal to the executive's most recent monthly salary times the number of years of employment with the Company, unless the termination is by the executive other than for "good reason," by the Company for "cause," or because of the executive's disability, death or retirement. The severance compensation shall be paid in twenty-four (24) equal monthly installments, without interest, commencing one (1) month after termination, unless and until the executive obtains other full-time employment, at which time the balance of the severance compensation due shall be paid in a lump sum amount. In addition, in the event of the executive's termination after a "change in control" and during the two-year period following the change in control, unless and until the executive obtains full-time employment, the executive is entitled to receive all insurance benefits to which such employee is entitled immediately prior to the date of termination.

         For purposes of the Severance Compensation Agreements, a "change in control" of the Company would be deemed to have occurred if (a) a third person (including a "group," as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the beneficial owner of shares of the Company which constitutes either more than 50% of the shares which voted in the election of Directors of the Company at the shareholders' meeting immediately preceding such determination or more than 33% of the Company's then outstanding shares entitled to vote, (b) as a result of a merger or consolidation to which the Company is a party and either the Company is not the surviving corporation or Directors of the Company immediately prior to the merger or consolidation constitute less than a majority of the Board of Directors of the surviving corporation, or (c) all or substantially all of the Company's assets are sold, leased or disposed of in one transaction or a series of related transactions. An agreement to bring about a change in control also constitutes a change in control, provided, however, that a change in control shall not be deemed to have occurred under (b) so long as Mr. Doggett remains a Director, executive officer and a 15% voting stock shareholder in the surviving company. Further, a change in control shall not be deemed to have occurred under (a) as a result of the beneficial ownership of voting stock of the Company by Mr. Doggett or any group with which Mr. Doggett is acting in concert.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

         The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the NASDAQ Market Index and a peer group selected on a line-of-business basis consisting of selected snack food companies with small to medium market capitalizations (the "Peer Group Index"), assuming in each case the reinvestment of dividends. The corporations making up the Peer Group Index are Ben & Jerry's Homemade, Inc., Bridgford Foods Corporation, Golden Enterprises, Inc., Grist Mill Co., J&J Snack Foods Corporation, Lance Inc., Tootsie Roll Industries, Inc., and Topps Co., Inc.

                          FIVE YEAR PERFORMANCE CHART

   Measurement Period             GoodMark                           Custom Peer
 (Fiscal Year Covered)           Foods, Inc.        NASDAQ              Group
       1992                         100               100               100
       1993                         106               120                92
       1994                         167               126                74
       1995                         256               152                78
       1996                         238               220                81
       1997                         216               245                96

                        HUMAN RESOURCES COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Company's executive officers' compensation policies are based on the premise that the strategic objectives of the Company are best achieved by
(i) attracting and retaining the most qualified individuals available and (ii) rewarding such individuals on the basis of business and individual performance. The Company believes that this approach best serves the interests of the Company's shareholders.

         The Human Resources Committee of the Board of Directors (the "Committee") is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Committee annually evaluates the Company's corporate performance, actual compensation and share ownership in comparison with both its own industry and a broader group of companies representing a national industrial perspective.

         The annual compensation program for the Company's executive officers is highly leveraged on the basis of performance. The Company's annual compensation mix generally has lower base salaries than comparable companies, coupled with a leveraged incentive system which makes higher payments with good performance, lower payments with performance below par and no incentive payments if corporate earnings fall below 75% of the Board-approved earnings per share target or below 100% of the previous year's earnings per share, whichever occurs first, unless the current year's earnings per share target as approved by the Board is less than the previous year's earnings per share.

         The Company has an Executive Incentive Plan ("EIP") under which cash incentive awards may be made annually to the executive officers, including the Chief Executive Officer. The EIP is based on two equally weighted factors: corporate performance and group performance. The corporate performance rating is based on the Company's achievement of annual earnings versus a Board-approved annual target amount. The Committee believes that annual earnings is a primary determinant of share price over time. The group rating is based on the annual achievement by the executive officers of a Board-approved list of corporate performance objectives, such as the achievement of net sales, gross margin, return on equity and assets, managed expenses, headcount and capital spending goals. Both the corporate and group ratings are heavily dependent on the achievement of financial objectives.

         The Company's corporate rating can range from 0 to 1.5. If the corporate rating is 1.4 or higher, the Company targets executive officer compensation in the top quartile of the companies surveyed by Hay Management Consultants. The Company retains Hay Management Consultants to provide a summary of compensation data of approximately 400 United States industrial companies. The group rating can range from 0.1 to 1.5 and may vary among participants. These ratings are then combined with the participant's target incentive participation rate (a percentage of base salary which increases for higher positions within the Company). The resulting factor is then multiplied by the participant's fiscal year base salary to determine the annual incentive award.

         The Committee's evaluation of corporate performance in the fiscal year ended May 25, 1997, was 0. This rating was based on fiscal 1997 earnings per share which were 55% of the target amount and approximately 14% less than fiscal 1996 earnings per share.

         Under the terms of the Company's Non-Qualified Stock Option Plan, stock options may be granted to certain key officers and employees. The value to the participant depends upon the extent to which the market value of the stock exceeds the option exercise price. Stock options awarded to executive officers are approved by the Committee based upon criteria similar to that used for the

EIP. The Committee has the discretion to determine the term of the options granted, but such term may not be less than one year from the date of grant nor longer than 10 years and 30 days from the date of grant.

         The fiscal 1997 compensation of the Chief Executive Officer consisted of cash, which included his base salary pursuant to his employment contract. Mr. Doggett's cash compensation contains both fixed and variable components. The fixed portion of his compensation is comprised of his base salary. The balance of his compensation is variable and includes any payments earned under the EIP and any gains from the exercise of stock options. The Chief Executive Officer and other executive officers did not receive any payments under the EIP in fiscal 1997.

         The Committee reviews Mr. Doggett's base salary annually in June and makes recommendations for action by the independent directors of the Board of Directors after considering a number of factors, including the Company's just completed year's performance compared to Board-approved targets, the Company's progress in accomplishing its five-year performance goals, as well as Hay Management Consultant's market values for comparable positions.

         During fiscal year 1996, the Company retained Hay Management Consultants to evaluate the Company's executive compensation programs and structure relative to its competitors. Hay Management Consultants specifically analyzed the Company's executive compensation philosophy and its individual components, including base salary, bonuses, and long-term incentives such as stock options. Based on Hay's recommendations, the Company's Board of Directors adopted a new long-term incentive plan effective June 1, 1996, which is objectively performance-based. Under the plan, executive officers and other key managers may receive stock options and phantom stock options based on the Company achieving predesignated performance measures for net income growth and return on assets over specified time periods.

         The Company has not awarded any compensation that is non-deductible under Section 162(m) of the Internal Revenue Code. That section imposes a $1 million limit on the U.S. corporate income tax deduction a publicly-held company may claim for compensation paid to the named executive officers unless certain requirements are satisfied. In the event that the Human Resources Committee considers approving compensation in the future which would exceed the $1 million deductibility threshold, the Human Resources Committee will consider what actions, if any, should be taken to make such compensation deductible.

                            HUMAN RESOURCES COMMITTEE

                          THOMAS W. D'ALONZO (Chairman)
                                 DONALD H. GRUBB
                               ROLLIE TILLMAN, JR.
                             ROBERT B. SEIDENSTICKER


                              CERTAIN TRANSACTIONS

         During the 1997 fiscal year the Company engaged The Hill Thompson Group Ltd. to perform certain investment banking services in relation to the Company's disposition of its Jesse Jones packaged meat division. Mr. Lomas is President of The Hill Thompson Group Ltd. which is anticipated to receive a fee of $125,000 during the 1998 fiscal year for facilitating the sale of the Jesse Jones division.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP as independent accountants for the fiscal year 1998. Deloitte & Touche LLP has served as independent auditors for the Company since the Company's inception. Although shareholder approval is not required, the Company desires to obtain from the shareholders an indication of their approval or disapproval of the Board's action in appointing Deloitte & Touche LLP as the independent auditors of the Company and its subsidiaries. If the shareholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee and the Board of Directors. The proxy will be voted as specified, and if no specification is made, the proxy will be cast "For" this proposal.

         A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP FOR FISCAL YEAR 1998.


                                  MISCELLANEOUS

         UPON WRITTEN REQUEST MADE BY ANY SHAREHOLDER TO PAUL L. BRUNSWICK, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, GOODMARK FOODS, INC., 6131 FALLS OF NEUSE ROAD, RALEIGH, NORTH CAROLINA 27609, A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES WILL BE PROVIDED WITHOUT CHARGE.

           SUBMISSION OF SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Any proposals which shareholders intend to present for a vote of shareholders at the 1998 Annual Meeting of Shareholders and which such shareholders desire to have included in the Company's Proxy Statement and form of proxy relating to that meeting must be sent to the Company's principal executive offices, marked to the attention of the Secretary of the Company, and received by the Company at such offices on or before April 20, 1998. The determination by the Company's management of whether the Company will oppose inclusion of any proposal in its Proxy Statement and form of proxy will be made on a case-by-case basis in accordance with management's judgment and the rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after April 20, 1998, will not be considered for inclusion in the Company's proxy materials for its 1998 Annual Meeting.


                                   By Order of the Board of Directors
                                   Alvin C. Blalock
                                   Secretary

August 18, 1997

                                                                   APPENDIX A

                              GOODMARK FOODS, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Ron E. Doggett and Alvin C. Blalock as proxies, each with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in GoodMark Foods, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the North Carolina Museum of Art, 2110 Blue Ridge Road, Raleigh, North Carolina, on Thursday, September 25, 1997, at 2:00 p.m., local time, and any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment thereof.

1. Election of the Board of Directors  [ ]    FOR all nominees listed below         [ ]    WITHHOLD AUTHORITY
                                              (except as marked to the contrary).          to vote for all nominees listed
                                                                                           below.

 Ron E. Doggett; Richard C. Miller; Donald H. Grubb; Thomas W. D'Alonzo; Rollie
           Tillman, Jr.; Robert B. Seidensticker; and Eric J. Lomas.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT
                  NOMINEE'S NAME ON THE SPACE PROVIDED BELOW:

--------------------------------------------------------------------------------

2. Ratify appointment of Deloitte & Touche LLP as independent auditors for the Company and its subsidiaries for the fiscal year ending May 31, 1998.
                [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

   THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

                           (Continued on other side)

                          (Continued from other side)

    Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign.

                                         Date _________________________, 1997
                                               (Be sure to date proxy)

                                         Signature and title, if applicable


                                         -----------------------------------
                                         Signature if held jointly


                                         -----------------------------------
                                         When signing as attorney,
                                         executor, administrator,
                                         trustee or guardian, please
                                         give full title as such. If a
                                         corporation, please sign the
                                         full corporate name by the
                                         President or other authorized
                                         officer. If a partnership,
                                         please sign in the partnership
                                         name by an authorized person.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.